Exhibit 99.1

Investor Relations:  Brian Vereb (brian.vereb@alliancedata.com), 614-528-4516

Media Relations:  Shelley Whiddon (shelley.whiddon@alliancedata.com), 214-494-3811

Alliance Data Reports Full Year and Fourth Quarter 2020 Results
•	Full year net income of $214 million or $4.46 per diluted share demonstrated resilient performance in a challenging business environment
•	Strategic initiatives, cost reductions, and attracting and retaining top talent position Alliance Data for improved performance

COLUMBUS, Ohio, January 28, 2021 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the year ended December 31, 2020.

“Alliance Data’s 2020 operating performance demonstrated resilience in a very challenging business environment, with key strategic initiatives undertaken throughout the year that position us for ongoing improved performance,” said Ralph Andretta, president and chief executive officer of Alliance Data. “We adapted quickly to pandemic-related challenges and succeeded in achieving significant sequential improvement in our results following the major impact of the pandemic in the first half of last year. At the same time, we made strategic investments in innovation and additional capabilities that have improved our competitive positioning and enhanced cardmember experience. Specifically, our actions included the acquisition of Bread®, a technology-driven fintech company, our new outsourcing relationship with Fiserv, the launch of our Enhanced Digital Suite, and the introduction of the Comenity CardSM, each of which is fully aligned with our transformation program.

“Our fourth quarter financial results reflected a continued gradual recovery in Card Services credit sales.  Success in our beauty and health & wellness verticals contributed to the 24% sequential increase in total credit sales in the seasonally strong holiday period.  Credit metrics remained resilient and delinquency rates improved as a result of enhanced collection efforts, prudent credit line management, the expansion of consumer relief programs in 2020, and stimulus payments.  LoyaltyOne® activity improved from the third quarter, yet pressure remains from pandemic-related shutdowns throughout the world.”

Andretta continued, “Bread’s growth trajectory continues to accelerate as we onboard digital partners at an impressive rate and have an increasing pipeline of quality prospects.  Active cross-sell partner discussions continue with high levels of interest from our Card Services’ brand partners to augment existing programs with Bread’s white-label solutions.  The combination of Bread’s innovative fintech capabilities and Card Services’ funding, marketing, data & analytics, and underwriting expertise provides promising new opportunities for growth and synergies.  We continue to invest in the expansion of our fintech business to capitalize on its significant growth prospects.  We are especially pleased by the recent Bread announcement with Royal Bank of Canada (“RBC”) and the growth opportunity related to this strategic partnership.  Our technology partnership with RBC accelerates Bread's platform growth and enables us to bring our next-generation payment and point-of-sale solutions to more consumers globally.

Alliance Data Systems Corporation
January 28, 2021

“Importantly, we added talent in key areas of our Card Services businesses, including business development, product, data & analytics, and digital innovation which, accompanied by our strategic investments and plans for the future, give Alliance Data the foundation to drive long-term profitable growth.  Also, we eliminated approximately $240 million of fixed cost from our 2019 expense base as we right-sized our cost structure.  We remain committed to prudent expense management and driving ongoing efficiency programs that reduce our cost to serve and enable additional investment in areas of strategic priority.

2021 OUTLOOK

“Looking ahead, we remain keenly focused on balancing growth and profitability to ensure the sustainable economics of our portfolio.  In 2021, we expect our credit sales to increase by high-single digits, with a net loss rate of approximately 6% in the first quarter of 2021, in line with a gradual economic recovery.  Our improving credit outlook is a result of our prudent risk management and the actions we took in 2020,” said Andretta.  “Based on our current visibility, credit card and loan receivables at year-end 2021 are projected to be in line with year-end 2020 levels, although average normalized receivables are expected to be down mid- to high-single digits for the year, reflecting the year-over-year pressure in the first half of 2021. We expect to resume high single-digit to low double-digit card receivables growth as we exit 2021.  Total revenue is anticipated to be down low-single digits compared to 2020 as the impact from lower receivables is partially offset by improving revenue from LoyaltyOne and the Bread acquisition.  Expenses are expected to remain flat while we continue to fund initiatives to better position the Company for future growth.  For 2021, our expense forecast includes over $100 million of digital innovation and technology enhancement investment to support growth and the delivery of positive operating leverage in 2022.”

CONSOLIDATED RESULTS

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2020	2019	Change	2020	2019	Change
Revenue	$1,110	$1,461	-24%	$4,521	$5,581	-19%
Income from continuing operations before income taxes (“EBT”)	$146	$167	-13%	$394	$738	-47%

Income from continuing operations	$93	$130	-28%	$295	$573	-48%
Net income	$12	$98	-88%	$214	$278	-23%
Income from continuing operations per diluted share	$1.93	$2.74	-30%	$6.16	$11.24	-45%
Net income per diluted share	$0.25	$2.05	-88%	$4.46	$5.46	-18%
Diluted shares outstanding	48.4	47.6	2%	47.9	50.9	-6%

**********************************
Supplemental Non-GAAP Metrics (a):
Pre-provision, pre-tax earnings	$299	$548	-46%	$1,661	$1,926	-14%
Core earnings per diluted share (“core EPS”)	$3.31	$4.12	-20%	$9.39	$16.77	-44%

(a) See “Financial Measures” for a discussion of non-GAAP Financial Measures.

Alliance Data Systems Corporation
January 28, 2021

Full Year: Due to the impacts of COVID-19, consolidated revenue decreased 19% to $4,521 million, compared to 2019.  EBT decreased 47% to $394 million, while income from continuing operations decreased 48% to $295 million, or $6.16 per diluted share, all compared to 2019.  Net income of $214 million was negatively impacted by an after-tax charge of $81 million in discontinued operations recorded in the fourth quarter of 2020 to indemnify Publicis for amounts agreed to be paid by Epsilon in resolution of a Department of Justice investigation.  Epsilon was sold by Alliance Data to Publicis in July 2019.

Fourth Quarter: Due to the continuing impacts of COVID-19, consolidated revenue decreased 24% to $1,110 million, compared to the fourth quarter of 2019.  EBT decreased 13% to $146 million, while income from continuing operations decreased 28% to $93 million, or $1.93 per diluted share, all compared to the fourth quarter of 2019.  Net income of $12 million was negatively impacted by the aforementioned after-tax charge of $81 million in discontinued operations.

SEGMENT RESULTS

Card Services: Revenue decreased 22% to $879 million, compared to the fourth quarter of 2019, primarily due to the decline in average receivables, reflecting lower sales volumes, and in part from interest rate cuts earlier in 2020. EBT increased 15% to $187 million, compared to the fourth quarter of 2019, attributable to lower provision for loan loss.  The fourth quarter of 2020 included $48 million of charges related to real estate optimization, including $25 million in accelerated depreciation expense.  The net principal loss rate was 6.0% in the fourth quarter of 2020, an improvement of 30 basis points from the prior year period, and the delinquency rate of 4.4% improved 140 basis points from the prior year period.

Credit sales decreased 18% to $7.7 billion, compared to the fourth quarter of 2019, due to the continuing impacts of COVID-19.  On a sequential basis, credit sales increased 24% over third quarter 2020 as consumer spending improved, while average receivables increased 3% due to the holiday season.

LoyaltyOne: Revenue decreased 31% to $231 million, compared to the fourth quarter of 2019, as a result of fewer short-term loyalty programs in market due to the impact of COVID-19, as well as the sale of Precima® in January 2020, which accounted for $23 million of incremental revenue in last year’s fourth quarter.  On a constant currency basis, revenue declined 34% to $218 million, compared to $332 million in the fourth quarter of 2019.  BrandLoyalty revenue decreased 35%, or $81 million, on a constant currency basis, due to a decline in programs with retailer delays related to the impact of COVID-19.  AIR MILES revenue decreased 32%, or $33 million, compared to the fourth quarter of 2019 on a constant currency basis, due primarily to the sale of Precima, as well as lower service and redemption revenue. LoyaltyOne adjusted EBITDA, net decreased 45% to $44 million, primarily due to the decrease in revenue.

Issuance of AIR MILES reward miles decreased 9%, compared to the fourth quarter of 2019, reflecting a decline in discretionary spending, including credit card spend and delays in promotions by Sponsors. AIR MILES reward miles redemptions decreased 30%, compared to the fourth quarter of 2019, reflecting the impact of the pandemic on travel-related categories, offset in part by strength from merchandise redemptions. On a sequential basis, AIR MILES reward miles issued and redeemed improved 9% and 22%, respectively, reflecting better business conditions than third quarter 2020.

Alliance Data Systems Corporation
January 28, 2021

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, pre-provision pre-tax earnings, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates.  Pre-provision pre-tax earnings is calculated by adding the provision for loan loss to income before taxes.  The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates the effect of the gain (loss) on the sale of a business, strategic transaction costs, asset impairments, restructuring and other charges, and the loss on the extinguishment of debt.  Adjusted EBITDA, net is equal to adjusted EBITDA less securitization funding costs and interest expense on deposits. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, non-cash interest, gain (loss) on the sale of a business, strategic transaction costs, asset impairments, restructuring and other charges, and the loss on the extinguishment of debt. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Alliance Data Systems Corporation
January 28, 2021

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.AllianceData.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, January 28, 2021 at 8:30 a.m. (Eastern Time) to discuss the Company’s fourth quarter and full year 2020 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 624-4642 and enter “4252908”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, January 28, 2021.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
January 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenue	$1,109.9	$1,461.0	$4,521.4	$5,581.3
Operating expenses:
Cost of operations	635.2	728.3	2,183.0	2,838.4
Provision for loan loss	152.5	380.7	1,266.2	1,187.5
Depreciation and amortization	63.5	43.0	183.8	176.1
Loss on extinguishment of debt	—	—	—	71.9
Total operating expenses	851.2	1,152.0	3,633.0	4,273.9
Operating income	258.7	309.0	888.4	1,307.4
Interest expense, net:
Securitization funding costs	35.8	53.1	165.9	213.4
Interest expense on deposits	47.4	61.3	219.5	225.6
Interest expense on long-term and other debt, net	29.4	27.2	108.5	130.0
Total interest expense, net	112.6	141.6	493.9	569.0
Income from continuing operations before income taxes	$146.1	$167.4	$394.5	$738.4
Income tax expense	52.8	37.0	99.5	165.8
Income from continuing operations	93.3	130.4	295.0	572.6
Loss from discontinued operations, net of taxes	(81.3)	(32.9)	(81.3)	(294.6)
Net income	$12.0	$97.5	$213.7	$278.0

Per share data:

Weighted average shares outstanding – basic	48.3	47.1	47.8	50.0
Weighted average shares outstanding – diluted	48.4	47.6	47.9	50.9

Basic – Income from continuing operations	$1.93	$2.73	$6.17	$11.25
Basic – Loss from discontinued operations	(1.68)	(0.70)	(1.70)	(5.89)
Basic – Net income	$0.25	$2.03	$4.47	$5.36

Diluted – Income from continuing operations	$1.93	$2.74	$6.16	$11.24
Diluted – Loss from discontinued operations	(1.68)	(0.69)	(1.70)	(5.78)
Diluted – Net income	$0.25	$2.05	$4.46	$5.46

Alliance Data Systems Corporation
January 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,081.5	$3,874.4
Credit card and loan receivables:
Credit card and loan receivables	16,784.4	19,463.1
Allowance for loan loss	(2,008.0)	(1,171.1)
Credit card and loan receivables, net	14,776.4	18,292.0
Credit card receivables held for sale	—	408.0
Redemption settlement assets, restricted	693.5	600.8
Right of use assets - operating	233.2	264.3
Intangible assets, net	81.7	153.3
Goodwill	1,369.6	954.9
Other assets	2,311.2	1,947.1
Total assets	$22,547.1	$26,494.8

Liabilities and Stockholders’ Equity
Deferred revenue	$1,004.0	$922.0
Deposits	9,792.6	12,151.7
Non-recourse borrowings of consolidated securitization entities	5,709.9	7,284.0
Long-term and other debt	2,805.7	2,849.9
Operating lease liabilities	300.0	314.3
Other liabilities	1,413.3	1,384.6
Total liabilities	21,025.5	24,906.5
Stockholders’ equity	1,521.6	1,588.3
Total liabilities and stockholders’ equity	$22,547.1	$26,494.8

Alliance Data Systems Corporation
January 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$213.7	$278.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183.8	249.3
Deferred income taxes	(222.8)	(186.1)
Provision for loan loss	1,266.2	1,187.5
Non-cash stock compensation	21.3	54.8
Amortization of deferred financing costs	36.5	43.4
Gain on sale of business	(13.7)	(512.2)
Loss on extinguishment of debt	—	71.9
Asset impairment charges	63.7	52.0
Change in operating assets and liabilities, net of acquisitions and sales of businesses	282.9	(261.9)
Other	51.1	241.0
Net cash provided by operating activities	1,882.7	1,217.7

Cash Flows from Investing Activities:
Change in redemption settlement assets	(40.7)	(9.5)
Change in credit card and loan receivables	1,783.5	(2,586.8)
Proceeds from sale of businesses	26.7	4,409.7
Payments for acquired businesses, net of cash and restricted cash	(266.8)	(6.7)
Sale of credit card portfolios	289.5	2,061.8
Purchase of credit card portfolios	—	(924.8)
Capital expenditures	(54.0)	(142.3)
Other	36.1	59.4
Net cash provided by investing activities	1,774.3	2,860.8

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,150.0	3,111.3
Repayments of borrowings	(1,194.5)	(5,981.8)
Net (decrease) increase in deposits	(2,370.0)	355.6
Non-recourse borrowings of consolidated securitization entities	2,419.2	4,851.8
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(4,095.7)	(5,219.0)
Payment of debt extinguishment costs	—	(46.1)
Payment of deferred financing costs	(18.8)	(45.4)
Purchase of treasury shares	—	(976.1)
Dividends paid	(60.6)	(127.4)
Other	3.9	(14.6)
Net cash used in financing activities	(4,166.5)	(4,091.7)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	14.6	3.6
Change in cash, cash equivalents and restricted cash	(494.9)	(9.6)
Cash, cash equivalents and restricted cash at beginning of period	3,958.1	3,967.7
Cash, cash equivalents and restricted cash at end of period	$3,463.2	$3,958.1

Note:  The cash flow statement is presented with the combined cash flows from discontinued operations with cash flows from continuing operations within each cash flow statement category.

Alliance Data Systems Corporation
January 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	Change	2020	2019	Change
Segment Revenue:
LoyaltyOne	$230.9	$332.4	(31)%	$764.8	$1,033.1	(26)%
Card Services	879.0	1,128.4	(22)	3,756.5	4,547.8	(17)
Corporate/Other	—	0.2	nm*	0.1	0.4	nm*
Total	$1,109.9	$1,461.0	(24)%	$4,521.4	$5,581.3	(19)%

Segment Earnings Before Taxes:
LoyaltyOne	$22.0	$57.8	(62)%	$111.0	$103.1	8%
Card Services	187.0	161.9	15	501.5	991.7	(49)
Corporate/Other	(62.9)	(52.3)	20	(218.0)	(356.4)	(39)
Total	$146.1	$167.4	(13)%	$394.5	$738.4	(47)%

Segment Adjusted EBITDA, net:
LoyaltyOne	$44.3	$80.3	(45)%	$186.2	$244.5	(24)%
Card Services	259.8	209.6	24	667.0	1,119.7	(40)
Corporate/Other	(21.8)	(12.1)	81	(81.7)	(92.9)	(12)
Total	$282.3	$277.8	2%	$771.5	$1,271.3	(39)%

Key Performance Indicators:
Credit sales	$7,657	$9,297	(18)%	$24,707	$30,987	(20)%
Average receivables	$15,759	$18,096	(13)%	$16,367	$17,298	(5)%
Normalized average receivables (1)	$15,759	$19,368	(19)%	$16,468	$18,942	(13)%
End of period receivables	$16,784	$19,463	(14)%	$16,784	$19,463	(14)%
Card Services gross yield	22.3%	23.3%	(1.0)%	22.8%	24.0%	(1.2)%
Net principal loss rate	6.0%	6.3%	(0.3)%	6.6%	6.1%	0.5%
Delinquency rate	4.4%	5.8%	(1.4)%	4.4%	5.8%	(1.4)%
AIR MILES reward miles issued	1,355	1,486	(9)%	4,964	5,511	(10)%
AIR MILES reward miles redeemed	838	1,199	(30)%	3,128	4,416	(29)%

(1)  Normalized receivables includes held-for-sale receivables
* nm-not meaningful

Alliance Data Systems Corporation
January 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA and Adjusted EBITDA, net:
Income from continuing operations	$93.3	$130.4	$295.0	$572.6
Income tax expense	52.8	37.0	99.5	165.8
Total interest expense, net	112.6	141.6	493.9	569.0
Depreciation and other amortization	42.4	20.1	98.5	79.9
Amortization of purchased intangibles	21.1	22.9	85.3	96.2
Stock compensation expense	5.2	0.5	21.3	25.1
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	9.1	6.7	15.9	11.7
Asset impairments (3)	29.4	—	63.7	—
Restructuring and other charges (4)	(0.4)	33.0	(8.2)	118.1
Loss on extinguishment of debt (5)	—	—	—	71.9
Adjusted EBITDA	$365.5	$392.2	$1,156.9	$1,710.3
Less: Funding costs (6)	83.2	114.4	385.4	439.0
Adjusted EBITDA, net of funding costs	$282.3	$277.8	$771.5	$1,271.3

Core Earnings:
Income from continuing operations	$93.3	$130.4	$295.0	$572.6
Add back: non-cash/ non-operating items:
Stock compensation expense	5.2	0.5	21.3	25.1
Amortization of purchased intangibles	21.1	22.9	85.3	96.2
Non-cash interest (7)	9.9	10.7	36.5	39.9
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	9.1	6.7	15.9	11.7
Asset impairments (3)	29.4	—	63.7	—
Restructuring and other charges (4)	(0.4)	33.0	(8.2)	118.1
Loss on extinguishment of debt (5)	—	—	—	71.9
Income tax effect (8)	(7.2)	(8.1)	(52.0)	(81.4)
Core earnings	$160.4	$196.1	$449.5	$854.1

Weighted average shares outstanding – diluted	48.4	47.6	47.9	50.9
Core earnings per share – diluted	$3.31	$4.12	$9.39	$16.77

Pre-provision pre-tax earnings:
Income from continuing operations before income taxes	$146.1	$167.4	$394.5	$738.4
Provision for loan loss	152.5	380.7	1,266.2	1,187.5
Pre-provision pre-tax earnings	$298.6	$548.1	$1,660.7	$1,925.9

(1)	Represents gain on sale of Precima in January 2020, net of strategic transaction costs. Precima was included in the Company’s LoyaltyOne segment.
(2)	Represents costs for professional services associated with strategic initiatives.
(3)
Represents asset impairment charges related to certain deferred contract costs, fixed assets and right of use assets.  Note:  This does not include $24.7 million in accelerated depreciation expenses associated with the Company’s real estate optimization plan.

(4)
Represents costs associated with restructuring and other exit activities. In 2020, the amounts consist of adjustments to our liability associated with restructuring and other charges recorded for cost saving initiatives executed in 2019.

(5)
Represents loss on extinguishment of debt resulting from the redemption price of the senior notes and the write-off of deferred issuance costs related to the July 2019 extinguishment of $1.9 billion outstanding senior notes and a mandatory payment of $500.0 million of the Company’s revolving credit facility.

(6)	Represents interest expense on deposits and securitization funding costs.
(7)	Represents amortization of debt issuance costs.
(8)	Represents the tax effect including the related non-GAAP measure adjustments using the effective tax rate.

Alliance Data Systems Corporation
January 28, 2021

	Three Months Ended December 31, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$21.7	$270.2	$(33.2)	$258.7
Depreciation and amortization	21.1	41.8	0.6	63.5
Stock compensation expense	1.5	1.7	2.0	5.2
Strategic transaction costs	—	0.3	8.8	9.1
Asset impairments	—	29.4	—	29.4
Restructuring and other charges	—	(0.4)	—	(0.4)
Adjusted EBITDA	44.3	343.0	(21.8)	365.5
Less: Funding costs	—	83.2	—	83.2
Adjusted EBITDA, net	$44.3	$259.8	$(21.8)	$282.3

	Three Months Ended December 31, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$57.4	$276.3	$(24.7)	$309.0
Depreciation and amortization	20.5	20.9	1.6	43.0
Stock compensation expense	0.8	(0.5)	0.2	0.5
Strategic transaction costs	0.7	—	6.0	6.7
Restructuring and other charges	0.9	27.3	4.8	33.0
Adjusted EBITDA	80.3	324.0	(12.1)	392.2
Less: Funding costs	—	114.4	—	114.4
Adjusted EBITDA, net	$80.3	$209.6	$(12.1)	$277.8

	Year Ended December 31, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$110.2	$886.9	$(108.7)	$888.4
Depreciation and amortization	78.0	102.8	3.0	183.8
Stock compensation expense	5.5	7.0	8.8	21.3
Gain on sale of business, net of strategic transaction costs	(8.0)	—	—	(8.0)
Strategic transaction costs	0.4	0.3	15.2	15.9
Asset impairments	—	63.7	—	63.7
Restructuring and other charges	0.1	(8.3)	—	(8.2)
Adjusted EBITDA	186.2	1,052.4	(81.7)	1,156.9
Less: Funding costs	—	385.4	—	385.4
Adjusted EBITDA, net	$186.2	$667.0	$(81.7)	$771.5

	Year Ended December 31, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$105.4	$1,430.7	$(228.7)	$1,307.4
Depreciation and amortization	80.1	89.3	6.7	176.1
Stock compensation expense	7.2	9.3	8.6	25.1
Strategic transaction costs	1.0	—	10.7	11.7
Restructuring charges	50.8	29.4	37.9	118.1
Loss on extinguishment of debt	—	—	71.9	71.9
Adjusted EBITDA	244.5	1,558.7	(92.9)	1,710.3
Less: Funding costs	—	439.0	—	439.0
Adjusted EBITDA, net	$244.5	$1,119.7	$(92.9)	$1,271.3